EXHIBIT (r)(2)

General Account &

Manulife Asset Management Private Markets
Code of Ethics

Last Revised November 30, 2018

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Every day we make individual choices which reflect on the collective reputation of the Manulife and John Hancock brands. Our global standards for business ethics and our well-regarded reputation for integrity differentiate our brands in the marketplace and have been critical factors in our past as well as our future success. We are proud of Manulife’s culture of doing business the right way and we want to underscore the need to continue to conduct our business in this manner.

To this end, Manulife has adopted this personal trading code of ethics to promote compliance with applicable law as well as to address certain potential and actual conflicts of interests which can arise between our personal investment decisions and the interests of our clients. The personal trading code of ethics has been designed to reflect our values as a global organization and demonstrate the importance of the trust our clients have placed in Manulife and the duties we owe to our clients.

Warren Thomson

Scott Hartz

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PART 1: Purpose & Applicability		4

1.1	Purpose	4
1.2	Code Applicability—GA/MAM—PM Associates & Access Persons	4
1.3	Report Changes to Status	5
1.4	Code Certification	5
1.5	Reporting Violations of the Code as well as Business Unit Policies	5
1.6	Supervisory Oversight & Personal Liability	5

PART 2: Principles of Business Conduct		6

2.1	General Principles of Business Conduct	6
2.2	Personal Trading & Conflicts of Interests	6
2.3	Confidential Investment Information	7
2.4	False Rumors	7
2.5	Outside Business Activities	7
2.6	Other Compliance Requirements	7

PART 3: Access Persons—Personal Investing Restrictions & Limitations		8

3.1	What Securities are Subject to the Code’s Personal Trading Restrictions & Requirements?	8
3.2	Restrictions on Securities under Active Consideration	8
3.3	Restrictions on Manulife Securities	8
3.4	Preclearance Approval Requirement	9
3.5	Limit Orders and Special Orders	9
3.6	Same Day Blackout Period Rule	9
3.7	Initial Public Offering Ban—Level 1 Access Persons Only	10
3.8	7 Day Blackout Period Rule—Level 1 Access Persons Only	10
3.9	Personal Investment Conflicts	11
3.10	Investment Clubs	11
3.11	Discouraging Excessive Trading	11

PART 4: Access Persons—Initial & Periodic Reporting		12

4.1	Requirement to Report All Securities Accounts	12
4.2	Duplicate Transaction Confirmations & Statements	12
4.3	USA-Based Access Person Preferred Brokerage Account Requirement	12
4.4	Initial Holdings Report & Certification	13
4.5	Quarterly Transaction Report & Certification	13
4.6	Reporting of Gifts, Donations & Inheritances	13
4.7	Annual Holdings Report & Certification	14
4.8	Method of Reporting & Certifications	14

PART 5: Code Administration		15

5.1	No Liability for Loses	15
5.2	Penalties for Code Violations	15
5.3	Exemptions & Appeals	15
5.4	Code Amendments	15
5.5	Privacy	15
5.6	Code Interpretation & Administration	15
5.7	Recordkeeping	16

Appendix A: Code Definitions		17
Appendix B: Chart: Reportable Securities & Pre-Clearable Securities		21

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PART 1	PURPOSE & APPLICABILITY

1.1	Purpose

This Code of Ethics (Code) has been adopted to promote compliance with applicable law by Hancock Capital Investment Management, LLC (HCIM) and the General Account Investments and the Manulife Asset Management Private Markets Groups (MAM Private Markets) of John Hancock Life Insurance Company (U.S.A.), The Manufacturers Life Insurance Company, Manulife Asset Management Limited (MAML), and the Funds to prevent those abuses in the investment management business that can arise when certain conflicts of interest exist between an investment manager, including its personnel, and accounts managed for its clients. By adopting and enforcing this Code, we strengthen the trust and confidence entrusted in us by demonstrating that at Manulife, client interests come first.

1.2	Code Applicability—GA/MAM—PM Associates & Access Persons

This Code applies to GA/MAM—PM Associates. GA/MAM—PM Associates are: (i) any person meeting the definition of Access Person (see column to the right); (ii) any partner, officer, director (or other person occupying a similar status or performing similar functions) of HCIM; (iii) an employee of HCIM; (iv) any person who provides investment advice on behalf of HCIM and is subject to the supervision and control of HCIM; any officer or employee of Manulife US Real Estate Management Pte, Ltd., (v) Advisory Person of a Fund (vi) certain Manulife Affiliate persons who engage, directly or indirectly in HCIM’s investment advisory activities; (vii) any General Account Investments or MAM Private Markets persons of MAML; and (viii) any other person who the Code Administrator deems a GA/MAM—PM Associate.1 Additionally, GA/MAM—PM Associates who have access to certain investment information and the investment decision-making process are further classified by the Code Administrator into one of following three Access Person levels and as a result are responsible for complying with the personal trading restrictions and obligations of their access designation level.

Access Person Level 1

A person who, in connection with his/her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for a client account or firm account (Investment Personnel), other persons located in the same immediate physical space as Investment Personnel, or other persons with access to advance information related publically- traded securities decision-making.

Examples: portfolio managers, analysts, traders; other staff located in the same immediate physical space as Investment Personnel; and persons with access to advance information related to publically-traded securities decision-making.

Access Person Level 2

Any person who (i) in connection with his/her regular functions or duties, has regular access to nonpublic information regarding the purchase or sale of securities or non-public information regarding the portfolio securities holdings of client or firm accounts, (ii) has a job function that relates to the making of recommendations regarding the purchase or sale of securities for firm or client accounts, or (iii) regularly has or may have access to material, non-public securities information.

Examples: Investment Law and Compliance, Derivatives, NAREFG, Investment Systems, Investment Controllers Group, and other middle office and operations personnel.

Access Person Level 3

Any person who, does not make, participate in or obtain information regarding the purchase or sale of securities for the firm or client accounts in connection with his or her regular functions or duties but who nevertheless is deemed by the Code Administrator or Chief Compliance Officer to be an Access Person.

1 The Code Administrator or Chief Compliance Officer may modify the requirements of this Code for those GA/MAM— PM Associates whose covered status is expected not to exceed 90 days (for instance contractors, co-ops and interns) or in instances where a person is subject to another code of ethics or fiduciary duty and where the modification is not otherwise specifically prohibited by law. In reliance on an SEC no-action letter, the Code Administrator or Chief Compliance Officer may include in the definition of “GA/MAM --PM Associate” any person of a Manulife Affiliate who is engaged, directly or indirectly in HCIM's investment advisory activities.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	4

1.3	Report Changes to Status

The Code Administrator is responsible for classifying GA/MAM—PM Associates and Access Persons based on the Code Administrator’s understanding of the person’s current role. If a GA/MAM—PM Associate has a level of investment access different than their assigned category, or the GA/MAM—PM Associate is promoted or changes duties and as a result should more appropriately be included in a different category, it is the GA/MAM—PM Associate’s responsibility to immediately notify the Code Administrator.

1.4	Code Certification

Each GA/MAM—PM Associate must provide a written (or electronic) acknowledgement of their initial receipt of the Code and any amendments to the Code, copies of which are to be provided by the Code Administrator, and a certification that they have read and understood the Code and will comply with the applicable provisions of the Code (including any amendments to the Code).

Additionally, annually each GA/MAM—PM Associate is required to certify that he or she has read and understands the Code, acknowledges the applicable Code provisions, and represents that he or she has complied with (or has disclosed any failure to comply with) the applicable Code requirements during the past year. A GA/MAM—PM Associate may also be required to complete other certifications as required by regulation or the Code Administrator.

1.5	Reporting Violations of the Code as well as Business Unit Policies

Any GA/MAM—PM Associate who knows or has reason to believe that the Code or a Manulife or business unit policy has been or may be violated must bring such actual or potential violation to the immediate attention of the Chief Compliance Officer.

A GA/MAM—PM Associate must speak with their manager, a member of the Human Resources Department, Law Department or the Chief Compliance Officer if he or she has:

•	a doubt about a particular compliance situation;
•	a question or concern about a business practice; or
•	a question about potential conflicts of interest.

It is a violation of the Code for a GA/MAM—PM Associate to deliberately fail to report a violation or deliberately withhold relevant or material information concerning a violation of the Code or a Manulife or business unit policy.

No person will be subject to penalty or reprisal for reporting in good faith suspected violations of the Code or a Manulife or business unit policy by others.

Additionally, unethical, unprofessional, illegal, fraudulent or other questionable behavior may also be anonymously reported by calling the confidential toll free Manulife Ethics Hotline at 1-866-294-9534 or by visiting the website: www.ManulifeEthics.com.

1.6	Supervisory Oversight & Personal Liability

All GA/MAM—PM Associates with managerial responsibility are responsible for the reasonable supervision of their staff to prevent and detect violations of the Code and applicable rules and regulations. Failure to perform adequate oversight can result in the manager being held personally liable by regulators for violations of the Securities Laws and the Code.

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Complete definitions for italicized terms may be found in APPENDIX A of the Code.	5

PART 2	PRINCIPLES OF BUSINESS CONDUCT

2.1	General Principles of Business Conduct

Each GA/MAM—PM Associate is expected to adhere to a high standard of professional and ethical conduct and should be sensitive to situations that may give rise to an actual conflict or the appearance of a conflict with the accounts we manage, or have the potential to cause damage to Manulife or a Manulife Affiliates’ reputation. To this end, each GA/MAM—PM Associate must act with integrity, honesty and in an ethical manner. The following General Principles of Business Conduct govern the activities of our business and every GA/MAM—PM Associate as well as the interpretation and administration of this Code:

•	We have a fiduciary duty at all times to place the interests of the Funds and our clients first.[2]
•	All personal securities transactions must be conducted consistent with the provisions of the Code that apply and in such a manner as to avoid any actual or potential conflict of interest and any other abuse of trust or responsibility.
•	We will not take inappropriate advantage of our position or engage in any fraudulent, deceitful, or manipulative practice (such as front-running or manipulative market timing) with respect to the Funds or the accounts we manage.
•	We must treat as confidential any non-public or confidential information concerning the identities, security holdings and financial circumstances of the Funds and our clients.
•	We must comply with all applicable laws including applicable domestic and foreign Securities Laws.

Adherence to the General Principles of Business Conduct and other provisions of this Code is a condition of employment. Additionally, while the Code contains specific restrictions and limitations designed to prevent certain defined types of conflicts, Manulife recognizes that not every potential conflict of interest can be anticipated by the Code. Therefore, it is critical that the Code’s General Principles of Business Conduct be followed in the absence of a specific Code requirement or limitation.

Additionally, as described in Section 5.2 “Penalties for Code Violations”, failure to comply with the General Principles of Business Conduct (above) or any provision of the Code may result in disciplinary action, including termination of employment.

Compliance Tip - Ask First, Act Second
It is critical that any GA/MAM—PM Associate who is in doubt about the applicability of the Code in a given situation seek a determination from the Code Administrator or the Chief Compliance Officer about the propriety of the conduct in advance.

2.2	Personal Trading & Conflicts of Interests

The Code represents a balancing of important interests. On the one hand, we owe a duty of loyalty to our clients, and we must avoid even the appearance of a conflict that might be perceived as abusing the trust clients have placed in us. On the other hand, the firm does not want to prevent conscientious professionals from investing for their own accounts where conflicts do not exist or are immaterial to investment decisions affecting the accounts we manage.

When conflicting interests cannot be reconciled, the Code makes clear that, first and foremost, GA/MAM— PM Associates owe a fiduciary duty to our clients, the Funds, and the accounts we manage. In most cases, this means that the affected GA/MAM—PM Associate will be required to forego conflicting securities transactions. In some cases, personal investments will be permitted, but only in a manner, which, because of the circumstances and applicable controls, cannot reasonably be perceived as adversely affecting client portfolios or taking unfair advantage of the account relationship.

2 Consistent with our fiduciary duty, we must also never (i) employ any device, scheme, or artifice to defraud a client or a Fundor (ii) make any untrue statement of a material fact to the a client or a Fund or omit to state a material fact necessary in order to make the statements made to a client or a Fund, in light of the circumstances under which they are made, not misleading.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	6

2.3	Confidential Investment Information

Information acquired by a GA/MAM—PM Associate in connection with their duties for the firm, including information regarding actual or contemplated investment decisions, non-public portfolio composition, proprietary research, and investment recommendations is confidential and may not be used in any way that might be contrary to, or in conflict with the interests of the accounts we manage. Additionally, GA/MAM—PM Associates are reminded that certain clients have specifically required their relationship with us to be treated confidentially.

2.4	False Rumors

The Securities Laws prohibit the deliberate or reckless use of manipulative devices or activities with an intention to affect the securities markets, including the intentional creation or spreading of false or unfounded rumors or other information. Accordingly, a GA/MAM—PM Associate may not communicate information regarding companies, Securities, or markets that he or she knows to be false.

2.5	Outside Business Activities

In order to identify and address certain potential conflicts as well as comply with certain other Manulife policies, GA/MAM—PM Associates are required to disclose outside employment positions, board or officer positions with a business or charitable organization, positions with portfolio companies or other advisory positions, positions on loan or creditor committees, positions with government or quasigovernment bodies, and board or officer positions with industry or professional organizations. This includes activities on both a paid and unpaid basis.

2.6	Other Compliance Requirements

In addition to the Code, all GA/MAM—PM Associates must comply with all compliance- oriented requirements applicable to them, including business unit policies as well as the policies listed in the column to the right. Additionally, all GA/MAM—PM Associates must comply with Section 3.2 (Restriction on Securities under Active Consideration) and 3.3 (Restrictions on Manulife Securities) of the Code.

Manulife Code of Business Conduct & Ethics
The Code of Business Conduct and Ethics provides standards for ethical behavior when representing Manulife and conducting Manulife’s business.
Insider Trading & Market Abuse Policies
The insider trading and market abuse policies address important topics, such as: the identification and reporting of material non-public information, the Investment Division’s information barrier, the MNPI “restricted list”, and the various prohibitions on sharing and misusing material-non-public information. The policies specifically prohibit the unlawful use and sharing of material non-public information.
Portfolio Holdings Disclosure & Confidentiality Policies
Non-public information about portfolio holdings as well as other confidential client information cannot be shared or disclosed except in accordance with these policies.
Manulife Anti-Fraud Policy
This policy requires the prompt reporting of any suspicion or allegation of fraud, fraudulent activity, or dishonest activity.
Manulife Electronic Communications Guidelines
This policy contains various limitations and restrictions on the use of email, and other forms of electronic communications.
Conflict of Interest & Gift Policies
These policies address standards and disclosure requirements related to the giving and receiving of gifts and entertainment. In order to avoid conflicts as well as the appearance of conflicts.
Anti-Bribery and Pay–to–Play Policies

These policies are designed to prevent bribery, kickbacks and similar unlawful schemes. Specifically, these policies limit or prohibit certain types of gift, entertainment and political donation practices in order for the firm to comply with certain government regulations. For instance, the Pay-to Play Policy restricts certain types of personal political donations in the U.S. A. and also requires the reporting of certain U.S.A. donations by certain GA/MAM—PM Associates.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	7

PART 3	ACCESS PERSONS—PERSONAL INVESTING RESTRICTIONS & LIMITATIONS

The following personal investing restrictions and limitations are designed to prevent certain defined types of conflict of interests. The firm recognizes that not every potential conflict of interest can be anticipated by the Code. Therefore, it is critical that the Code’s General Principles of Business Conduct be followed in the absence of a specific requirement or limitation. It is critical that any Access Person who is in doubt about the applicability of the Code in a given situation seek a determination from the Code Administrator or the Chief Compliance Officer about the propriety of the conduct in advance.

3.1	What Securities are Subject to the Code’s Personal Trading Restrictions & Requirements?

Securities in which the Access Person has a Beneficial Interest are subject to the Code’s personal trading restrictions and requirements. An Access Person is deemed to have a Beneficial Interest in any Security where the Access Person controls or has the opportunity to directly or indirectly profit or share in the profit derived from a transaction in the Security. An Access Person is presumed to have a Beneficial Interest in the following Securities:

•	Securities owned by an Access Person in his or her name.

•	Securities owned by Household Family Members.

•	Securities owned by an Access Person indirectly through an account or investment vehicle for his or her benefit, such as an IRA/RRSP/RESP/ ISA/SIPP, family trust or family partnership.

•	Securities in which the Access Person has a joint ownership interest, such as Securities owned in a joint brokerage account.

•	Securities over which the Access Person has discretion or gives advice (other than for a firm client account). This includes Securities owned by trusts, private foundations or other charitable accounts for which the Access Person has investment discretion.

3.2	Restriction on Securities under Active Consideration

A GA/MAM—PM Associates may not purchase, sell, or otherwise dispose of any Security in which the GA/MAM—PM Associate has (or as a result of such transaction will establish) Beneficial Interest if the GA/MAM—PM Associate at the time of the transaction has actual knowledge that (i) the Security (if it is a Pre- Clearable Security) or a Related-Pre-Clearable Security is under Active Consideration for Purchase or Sale by or on behalf of the firm or any client account, (ii) the Security is on the MNPI Restricted Trading List, or (iii) the GA/MAM—PM Associate is in possession of material, non-public information regarding the Security.

Beneficial Interest & Household Family Member Reminder

Please note that if a specific Code provision (including a personal investing restriction or limitation, pre-clearance obligation or reporting obligation) applies to the Access Person, it also applies to all Securities and Securities accounts over which the Access Person has a Beneficial Interest.

Access Persons are presumed to have a Beneficial Interest in the personal Securities holdings and accounts of Household Family Members. The definition of Household Family Member includes an Access Person’s spouse, significant other, minor children or other family members who also share the same household with the Access Person.

3.3	Restrictions on Manulife Securities

Manulife’s Insider Trading & Reporting Policy prohibits Manulife employees from speculating in MFC Securities. Speculation includes the purchase or sale of Manulife Securities with the intention of reselling or buying back in a relatively short period of time in the expectation of a rise or fall in the market price of such securities, buying or selling options, or short selling. Please refer to the Manulife Insider Trading and Reporting Policy for additional restrictions and requirements on Manulife Securities transactions.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	8

3.4	Pre-Clearance Approval Requirement

Level 1 and Level 2 Access Persons may not purchase, sell or otherwise acquire or dispose of any Security in which he or she has (or as a result of such transaction will establish) a Beneficial Interest without obtaining advance written (or electronic) pre-clearance approval for such transaction from the Code Administrator, Chief Compliance Officer, or the Personal Trading & Reporting System unless the Security transaction is exempt from this Code’s preclearance requirement. Refer to APPENDIX B of the Code for a list of Securities and Securities transactions exempt from the pre- clearance requirement.

Level 3 Access Persons are only required to obtain pre- clearance approval for Securities transactions involving IPOs, private placements, private funds, and Limited Offerings.

A preclearance approval is valid for 2 days (the day it is granted and the following day) unless an exception is granted by the Chief Compliance Officer or Code Administrator.

Additionally, successfully obtaining pre- clearance approval for a transaction does not mean an Access Person cannot be found to be in violation of a specific applicable personal investing restriction or limitation of the Code or the Code’s General Principles of Business Conduct.

Pre-Clearance Reminder: Household Family Members
Access Persons (Level 1 and 2) are required to obtain pre-clearance approval for all Securities transaction of persons who qualify as a Household Family Member of the Access Person (unless the transaction is exempt from the pre-clearance requirement. Refer to Code APPENDIX B for pre- clearance exemptions).

3.5	Limit Orders and Special Orders

Due to the 2-day pre-clearance trade window outlined in Section 3.4, multi-day special orders, such as “good until canceled orders” or “limit orders,” are prohibited for Level 1 and 2 Access Persons.3 However, Access Persons (and Household Family Members) may place orders, (i.e., orders that automatically expire at the end of the trading day session or the end of the 2-day preclearance window). Be sure to check the status of all orders at the end of the 2nd trading day and cancel any orders that have not been executed. Please note that if a trade order is left open beyond the pre- clearance window and it is executed outside of the window, the transaction will constitute a Code violation.

What are the Personal Trading Restrictions for a Level 3 Access Person?

Level 3 Access Persons are subject to Section 3.2—Restriction on Securities under Active Consideration.

Level 3 Access Persons are only required to obtain pre-clearance approval for securities transactions involving IPOs, private placements, private funds, and Limited Offerings.

Level 3 Access Persons are subject to Section 3.3—Restrictions on Manulife Securities.

3.6	Same Day Blackout Period Rule

Level 1 and Level 2 Access Persons (and Household Family Members) may not purchase, sell or otherwise acquire or dispose of any Pre-Clearable Security in which he or she has (or as a result of such transaction will establish) a Beneficial Interest if that same or Related Pre-Clearable Security traded in a client or firm account on the same day the Access Person (or Household Family Member) transacts unless (1) the Access Person has no actual knowledge that the same or Related Pre-Clearable Security is under Active Consideration for Purchase or Sale by an account and (2) the transaction can satisfy the following exception:

•	Market Cap Securities Exception: the firm may permit the transaction if the individual preclearance request is in the Securities of an issuer whose market capitalization is at least $5 billion USD or more.[45]

3 The Code Administrator or Chief Compliance Officer may provide an Access Person with a transaction-specific exemption in special limited circumstances (e.g., subscription offerings with an uncertain trade execution date, special employment transaction with limited exercise trade windows, etc.).

4 The Chief Compliance Officer, in his or her sole discretion, may exempt or exclude an individual or class of Access Person transactions and/or accounts from the Same Day or

5 Day Blackout Period Rule so long as the Chief Compliance Officer concludes that no material conflict of interest is present.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	9

If a client or firm account trades in a Pre-Clearable Security during the pre-clearance window and an Access Person successfully obtained pre-clearance approval of a trade, the Access Person may still be required to demonstrate that he or she did not know that the same or Related Pre-Clearable Security was under Active Consideration for Purchase or Sale for an account at the time of the personal trade. Access Persons failing to demonstrate to the firm “no knowledge” when requested may be required to sell any Security purchased and/or disgorge any profits realized as a result of a transaction being found by the firm to have violated the Same Day Blackout Period Rule.

What are the Personal Trading Restrictions for a Level 2 Access Person?
Level 2 Access Persons must comply with all sections of Part 3 except for Section 3.7 (Initial Public Offering Ban) and Section 3.8 (7 Day Blackout Rule).

3.7	Initial Public Offering Ban—Level 1 Access Persons Only

Level 1 Access Persons may not directly or indirectly acquire a Beneficial Interest in a Security through an Initial Public Offering (IPO). Consequently, Level 1 Access Persons (including their Household Family Members) must wait to purchase newly-issued IPO Securities until the next business (trading) day following the offering date of the IPO.6

What are the Personal Trading Restrictions for a Level 1 Access Person?
Level 1 Access Persons must comply with all sections of Part 3.

3.8	7 Day Blackout Period Rule—Level 1 Access Persons Only

Level 1 Access Persons (and Household Family Members) may not purchase, sell or otherwise acquire or dispose of any Pre-Clearable Security in which he or she has (or as a result of such transaction will establish) a Beneficial Interest if that same or Related Pre- Clearable Security traded 7 calendar days before or 7 calendar days after for a client or firm account on the same day the Access Person (or Household Family Member) transacts unless (1) the Access Person has no actual knowledge that the same or Related Pre- Clearable Security is (or was) under Active Consideration for Purchase or Sale by an account during the 7 day window and (2) the transaction can satisfy the following exception:

•	Market Cap Securities Exception: the firm may permit the transaction if the individual preclearance request is in the Securities of an issuer whose market capitalization is at least $5 billion USD or more.[78]

If a client or firm account trades in a Pre-Clearable Security during the pre-clearance window and an Access Person successfully obtained pre-clearance approval of a trade, the Level 1 Access Person may still be required to demonstrate that he or she did not know that the same or Related Pre-Clearable Security is (or was) under Active Consideration for Purchase or Sale for an account during the blackout period. Access Persons failing to demonstrate to the firm “no knowledge” when requested may be required to sell any Security purchased and/or disgorge any profits realized as a result of a transaction being found by the firm to have violated the 7 Day Blackout Period Rule.

6 A Level 1 Access Person may request an exemption from the Code Administrator from the IPO prohibition for certain investments that do not present a material conflict of interest, such as (1) Securities of a mutual bank or mutual insurance company received as compensation in a demutualization and other similar non-voluntary acquisitions; (2) fixed rights offerings; (3) a family member’s participation in the IPO as a form of employment compensation in their employer’s IPO.

7 The Chief Compliance Officer, in his or her sole discretion, may exempt or exclude an individual or class of Access Person transactions and/or accounts from the Same Day or

8 Day Blackout Period Rule so long as the Chief Compliance Officer concludes that no material conflict of interest is present.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	10

3.9	Personal Investment Conflicts

In addition to the restrictions and limitations of Part 3 of this Code, Access Persons are also prohibited from:

•	Recommending or participating in the investment decision-making process involving a particular Security (or Related Security) for a client or firm account if the Access Person also maintains a Beneficial Interest in the same issuer’s Securities unless the Access Person has disclosed the Beneficial Interest to either his or her manager or consulted with Code Administration first; or
•	Electing not to place a trade for a client or firm account that the Access Person would otherwise have placed in order to avoid triggering either the Same Day or 7 Day Blackout Rule for his or her personal trades; or
•	Making decisions for a client or firm account or attempt to influence an account transaction for the purposes of enhancing the value of their own personal holdings.

3.10	Investment Clubs

Access Persons (including Household Family Members) are required to pre-clear and report all PreClearable and Reportable Securities of their Investment Club in the same manner as their own personal trades.

3.11	Discouraging Excessive Trading

While active personal trading may not in and of itself raise issues under the Securities Laws, the firm believes that a very high volume of personal trading by an Access Person can be time consuming and can increase the possibility of actual or apparent conflicts with portfolio transactions. Accordingly, an unusually high level of discretionary personal trading activity by an Access Person is strongly discouraged and may be subjected to enhanced scrutiny by the firm. The Chief Compliance Officer may impose limitations on the number of Pre-Clearable Securities trades permitted during a given period for certain Access Persons.

***

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	11

PART 4	ACCESS PERSONS—INITIAL AND PERIODIC REPORTING

The following requirements allow the firm to monitor and verify Access Person compliance with requirements to the Code. All Access Persons must initially and periodically thereafter make disclosures and compliance certifications regarding Securities holdings, Securities accounts and Securities transactions in which the Access Person has a Beneficial Interest in (this includes disclosures, holdings and transaction information for Household Family Members).

4.1	Requirement to Report Securities Accounts

All Access Persons are required to report the name of broker, dealer, bank, or other entity with which the Access Person maintains an account in which any Reportable Securities are or can be held for the Access Person's Beneficial Interest (including accounts of Household Family Members).

Access Persons are required to report all Reportable Securities accounts within 10 days of initially being designated an Access Person. After this initial report of accounts, any Reportable Securities accounts opened in the future time must be reported no later than 10 calendar days following the opening of the account or prior to the first discretionary transaction in the account. Access Persons are also required to inform any broker/dealer when you open a new account that you are employed by a financial institution and also whether you are registered with a brokerdealer.

4.2	Duplicate Transaction Confirmations & Statements

Each Access Person must arrange for the Code Administrator to receive duplicate copies of trade confirmations of Reportable Securities transactions and, if requested9 by the Code Administrator, periodic account statements for any Reportable Securities accounts in which the Access Person has a Beneficial Interest in if the account holds, or has the ability to hold, Reportable Securities (this requirement also applies to the Securities confirmations and statements of Household Family Members).

Compliance Tip - What Securities Accounts Do I Need to Report?

Any account (including a Household Family Member’s account) that holds or can hold a Reportable Security. For instance here is a non-exclusive list of commonly reported accounts:

•    Brokerage Accounts

•    Mutual Fund Only Accounts

•    Custodial Securities Accounts

•    Manulife GSOP Plan Accounts

•    Certain 529 Plans (plans affiliated with or plans with investment options managed by Manulife or Manulife affiliated entity)

•    IRA Accounts

•    Stock Purchase Plans

•    Transfer Agent Accounts

•    Variable Life or Annuity Insurance Policies with underlying Affiliated Mutual Fund investment options

•    Manulife Loan Program Mutual Fund Account

•    John Hancock Unified 401k Plan/Manulife RPS

•    Registered Retirement Savings Plan (RRSP)/RESP/TFSA

•    Uncertificated Book Entry Securities

•    Physical possession of certificated Securities

•    Employee Stock Option Accounts

4.3	USA-Based Access Person Preferred Brokerage Account Requirement

All USA-based Access Persons are required to maintain all Reportable Securities accounts (including the Reportable Securities accounts of Household Family Members) at one of the firm’s Preferred Brokers unless the account has been qualified by the Code Administrator as an Exempt Securities Account. A current list of the firm’s Preferred Brokers can be found on the Personal Trading & Reporting System website or by contacting the Code Administrator. Upon designation as an Access Person, a person has 45 calendar days to (i) qualify any non-compliant Securities account as an Exempt Securities Account or (ii) transfer all assets to a Preferred Broker and close the non- compliant account.

9 The Code Administrator may rely on the operating groups of Manulife/John Hancock for administration of trading activity limitations and monitoring of market timing policies for Manulife Affiliated Funds. To the extent the Code Administrator has ready access to Securities transaction and holdings information, the Code Administrator is not required to obtain duplicate paper confirmations or statements for such accounts.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	12

All USA-based Access Persons who were covered by this Code of Ethics prior to January 1, 2011 are permitted to continue to maintain a Reportable Securities account established prior to January 1, 2011 even if the broker is not a Preferred Broker so long as they do not make new discretionary purchases of Reportable Securities in the grandfathered accounts.

4.4	Initial Holdings Report & Certification

After reporting all Reportable Securities accounts (Refer to Section 4.1), new Access Persons must file an Initial Holdings Report.10 This Initial Holdings Report is due within 10 calendar days after the person became an Access Person and the submitted information must be current as of a date no more than 45 calendar days prior to the date the person became an Access Person.

An Access Person must submit with his or her Initial Holdings Report a certification that he or she: (i) has read and understands the Code; (ii) recognizes that he or she is subject to the Code; (iii) agrees to comply with the Code requirements applicable to their designated access level; and (iv) has disclosed or reported all required Reportable Securities holdings and all Reportable Securities accounts in which they have a Beneficial Interest (including Household Family Member accounts).

4.5	Quarterly Transaction Report & Certification

All Access Persons must file a Quarterly Transaction Report that discloses certain information about each Reportable Security transaction in which they have (or as a result of the transaction acquired) a Beneficial Interest (including transactions for Household Family Members) during the quarter covered by the Quarterly Transaction Report.11

Each Access Person’s Quarterly Transaction Report is due within 30 calendar days after the end of each calendar quarter. Each Access Person's Quarterly Transaction Report must also include a certification that the submitted Quarterly Transaction Report includes all information required to be reported. In connection with the Quarterly Transaction Report Certification, all Access Persons are also required to certify to the accuracy of the listing of Securities accounts displayed in the Personal Trading & Reporting System or by alternative method as permitted by Section 4.8 of the Code.

Compliance Reminder: Automatic Pre Population of Transaction and Holdings Data in the Personal Trading & Reporting System

As a convenience to certain Access Persons, Code Administration works with certain brokers to obtain Securities transaction and holding data to pre- populate Quarterly Transaction and Annual Holdings Reports in the Personal Trading & Reporting System. The pre-populated data may contain omissions or inaccuracies. It is each Access Person’s responsibility to contact the Code Administrator to correct any inaccurate transaction or holdings data prior to submitting a report or certification.

4.6	Reporting of Gifts, Donations & Inheritances

So long as no value is received for giving a gift, an Access Person’s gift or donation of a Pre-Clearable Security is not considered a “sale” event (this includes gifts or donations by Household Family Members) and therefore does not require pre-clearance approval prior to making the gift or donation. The receipt of a gift or an inheritance of Reportable Securities does not need to be pre-cleared.

Any gift, inheritance or donation should be promptly reported to the Code Administrator (but no later than the next Quarterly Transaction Report) to ensure the Access Person’s holdings are accurately reflected in the PTCC system.

10 The Initial Holdings Report will contain: (i) the title and type of each Reportable Security in which the Access Person has any Beneficial Interest; (ii) the exchange ticker symbol or CUSIP number and the number of shares or principal amount of each Reportable Security (each as applicable); (iii) the name of any broker, dealer, bank, or other entity with which the Access Person maintains an account in which any Reportable Securities are or can be held for the Access Person's direct or indirect Beneficial Interest; and (v) the date the report is submitted by the Access Person.

11 The Quarterly Transaction Report will include the following information: (i) the date of the transaction (“trade date”); (ii) the title of the Reportable Security; (iii) the exchange ticker symbol or CUSIP number, the interest rate and maturity date, the number of shares or principal amount of each Reportable Security, the type of transaction or acquisition, the price at which the transaction was effected (each as applicable); (iv) the name of any broker, dealer, bank, or other entity with or through which the transaction was effected; and (v) the date the report is submitted by the Access Person

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	13

4.7	Annual Holdings Report & Certification

All Access Persons must file an Annual Holdings Report.12 The Annual Holdings Report is due within 45 calendar days of December 31st and must be current as of a date no more than 45 calendar days prior to the date this information is filed. Each Access Person must submit each Annual Holdings Report with a certification that he or she: (i) has read and understands the Code; (ii) recognizes that he or she is subject to the Code; (iii) has complied with (or has disclosed any failure to comply with) the Code’s requirements applicable to their designated access level; and (iv) has reported all violations of the Code and all required Reportable Securities holdings and Reportable Securities accounts for which the Access Person holds a Beneficial Interest (including the applicable holdings and accounts of Household Family Members).

4.8	Method of Reporting & Certifications

Access Persons are expected to use the intranet based Personal Trading & Reporting System, to make their required Securities account disclosures, Initial and Annual Holdings Reports, Quarterly Transaction reports and related certifications.13 An Access Person that fails to make a required report or certification by the specified deadline may, at a minimum, be prohibited from engaging in discretionary personal trading until the reporting/certification requirement is satisfied and may give rise to other sanctions (this prohibition also applies to any Securities account or Securities of which the Access Person has a Beneficial Interest, including the Securities accounts and Securities of Household Family Members). The timing of the deadlines for each reporting obligations are set by various regulations adopted under the Securities Laws. Compliance may establish earlier deadlines than specified in this Part 4 to ensure compliance with the Securities Laws.

12 The Annual Holdings Report will include: (i) the title and type of each Reportable Security in which they have Beneficial Interest; (ii) the exchange ticker symbol or CUSIP number (as applicable) and the number of shares or principal amount of each Reportable Security (as applicable); (iii) the name of any broker, dealer, bank, or other entity with which the Access Person maintains an account in which any Reportable Securities are or can be held for the Access Person's direct or indirect benefit; and (iv) the date the report is submitted by the Access Person.

13 Access Person’s without access to the Personal Trading & Reporting System will use other methods for reporting and certification as directed by the Code Administrator or Chief Compliance Officer.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	14

PART 5	CODE ADMINISTRATION

5.1	No Liability for Losses

Manulife and Manulife Affiliates and/or any client will not be liable for any losses incurred or profits avoided by any Access Persons or Household Family Member resulting from the implementation or enforcement of the Code. Access Persons must understand that their ability (as well as the ability of the Household Family Members) to buy and sell Securities may be limited by the Code and that trading activity by the firm, clients, and/or other Manulife Affiliates may affect the timing of when an Access Person (as well as Household Family Members) can buy or sell a particular Security.

5.2	Penalties for Code Violations

Penalties for violating the Securities Laws can be severe, both for the individuals involved and their employers. A person can be subject to penalties even if he or she does not personally benefit from the violation. Penalties may include civil injunctions, payment of profits made or losses avoided ("disgorgement"), jail sentences, fines for the person committing the violation, and fines for the employer or other controlling person.

In addition, any violation of the Code is subject to the imposition of sanctions by the firm as may be deemed appropriate under the circumstances by the firm. These sanctions could include, without limitation, bans on personal trading, disgorgement of trading profits, and personnel action, including termination of employment, where appropriate.

5.3	Exemptions & Appeals

Routine exemptions from Code provisions may be granted by the Code Administrator or Chief Compliance Officer where warranted by applicable facts and circumstances, if permitted by law, and if the Code Administrator or CCO determines if an exemption would be in accord with the spirit of the General Principles of the Code and the Securities Laws. Access Persons may direct their request for an exemption to the Code Administrator or Chief Compliance Officer. The Chief Compliance Officer is also authorized to modify the personal trading provisions of this Code as it applies to a specific person where local law would prohibit the application of a specific provision.

If an Access Person believes that a Code-related request has been incorrectly denied by the Chief Compliance Officer, or that a Code-related action is not warranted, an Access Person may make a written appeal of the decision or action within 30-days of the decision or action to the Ethics Oversight Committee. Code Administration will arrange an appropriate forum or communication for the consideration of appeals.

5.4	Code Amendments

The Chief Compliance Officer is permitted to approve non-material amendments to the Code and the Ethics Oversight Committee (or relevant Board, if applicable) is responsible for approving any material amendments.

5.5	Privacy

All confidential information received by the Code Administrator, Chief Compliance Officer, or Code service providers is kept confidential and will only be disclosed to others as required to administer this Code, to report violations to management or regulators, or other legal authority.

5.6	Code Interpretation & Administration

The Chief Compliance Officer has general administrative oversight responsibility for the Code and is responsible for policies and procedures for the administration of the Code; monitoring and testing for Code compliance; ensuring Code training is provided to Access Persons; granting exceptions or exemptions to any provision of the Code, on an individual or a class basis; appointing one or more Code

Administrators and defining the scope of his or her authority and day-today responsibilities (in addition to those specified in the Code); oversight of the Code Administrator’s Code activities; considering and recommending material amendments to the Code to the Ethics Oversight Committee (or relevant Board, if applicable); and reviewing and considering any decisions made by the Code Administrator at the request of a GA/MAM—PM Associate or involving ordinary sanctions imposed by the Code Administrator related to Code violations.

Ethics Oversight Committee (or relevant Board, if applicable) retains the ultimate discretion as to the interpretation the Code’s provisions in any given situation, rendering material sanctions for violations of the Code, and rendering final judgments on any GA/MAM—PM Associate’s appeal of any decision or ordinary sanction imposed by the Code Administrator or Chief Compliance Officer.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	15

5.7	Recordkeeping

The Chief Compliance Officer or Code Administrator maintains or causes to be maintained, the following records: (1) a copy of the Code or any predecessor code of ethics which has been in effect during the most recent 5-year period; (2) a record of any violation of the Code, or any predecessor code of ethics, and of any action taken as a result of such violation in the 5year period following the end of the fiscal year in which the violation took place; (3) a list of all persons currently or within the most recent 5-year period who were required to make reports pursuant to the Code (or any predecessor Code) and the person(s) who were responsible for reviewing these reports; (4) copies of all acknowledgements of each person's receipt of the Code, Initial and Annual Holdings Reports, Quarterly Transaction Reports, and duplicate brokerage confirmations and Securities account statements (as applicable) filed during the most recent 5-year period; and (5) a record of the approval of, and rationale supporting, the acquisition of Securities by Access Persons in an Initial Public Offering or Limited Offering for at least 5 years after the end of the fiscal year in which the approval is granted. 14

Code records will be maintained for the first 2 years in an office of the firm (in paper or accessible electronically) and in an easily accessible place for the time period as required by any applicable regulations thereafter.

***

[14]	In reviewing a pre-clearance request for a Limited Offering or IPO the Chief Compliance Officer may consider the following factors: (1) whether the investment opportunity should be or can be reserved for firm clients; (2) is it being offered because of a relationship to Manulife or position within Manulife; and (3) any other relevant factors in the sole discretion of the Chief Compliance Officer. The Chief Compliance Officer or Code Administrator will document the rationale for any approval decision.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	16

Appendix A	Definitions of Italicized Code of Ethics Terms
Access Person	Refer to definition in Section 1.2 of this Code.
Active Consideration for Purchase or Sale	A Security is under Active Consideration for Purchase or Sale once an analyst wishes to recommend or a portfolio manager forms a specific intent to purchase or sell a Security for a Client or firm account.
Advisory Person of a Fund

An Advisory Person of a Fund is (i) any “access person” of the Fund (as defined by SEC Rule 17j-1), (i) any director, officer, general partner, or employee of a Fund or its investment adviser (or of any company in a control relationship to the Fund or its investment adviser who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of “covered securities (as defined by SEC Rule 17j-1) by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; or (iii) any natural person in a control relationship to the Fund or investment adviser who obtains information regarding recommendations made to the Fund with regard to the purchase or sale of covered securities. Note: Advisory Persons of a Fund that are also personnel of John Hancock Advisers, LLC (“JHA”) are covered under a separate joint Fund and JHA code of ethics. Additionally, Advisory Persons of a Fund that are also independent trustees of a Fund are covered under a separate Fund independent trustee code of ethics.

Affiliated Mutual Fund	Any Mutual Fund for which Manulife serves as an investment adviser (or sub-adviser) or whose investment adviser (or sub-adviser) controls, is controlled by, or is under common control with Manulife. (e.g., Manulife or John Hancock Mutual Funds).
Automatic Investment Plan	A program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. Examples include automatic dividend reinvestment plans and payroll deduction purchase plans.
Beneficial Interest	An Access Person is deemed to have a Beneficial Interest in any transaction in which the Access Person controls or has the opportunity to directly or indirectly profit or share in the profit derived from the Securities transacted. An Access Person is presumed to have a Beneficial Interest in the following Securities and related transaction activities: (1) Securities owned by an Access Person in his or her name; (ii) Securities (and Securities accounts) owned by Household Family Members; (iii) Securities owned by an Access Person indirectly through an account or investment vehicle for his or her benefit, such as an IRA/RRSP/RESP/ISA/SIPP, family trust or family partnership; (iv) Securities owned in which the Access Person has a joint ownership interest, such as Securities owned in a joint brokerage account; and (v) Securities over which the Access Person has discretion or gives advice (other than firm or firm client accounts) and includes Securities owned by trusts, private foundations or other charitable accounts for which the Access Person has investment discretion. Beneficial Interest is interpreted in the same manner under the Code as it would be under Rule 16a-1(a)(2) under the U.S. Securities Exchange Act of 1934.
Broad-Based ETF	A Broad-Based ETF is an exchange-traded fund that tracks a major index such as the DJIA, S&P 100, S&P Midcap 400, S&P 500, Hang Seng Index, Hang Seng China Enterprises Index, TSX 60, EAFE, FTSE 100, Nikkei 225, etc. A Broad-Based ETF also include options and futures contracts on a broad-based index (such as the S&P 500 Short-Term Futures Index-VIX) as well as ETFs only holding interests in tangible commodities (such as SPDR Gold Shares). Please note that sector-specific ETF (such as the iShares Dow Jones US Energy Sector Index Fund is not considered a Broad-Based ETF and must be pre-cleared.
Chief Compliance Officer	The term Chief Compliance Officer refers the Investment Division Chief Compliance Officer or the applicable Chief Compliance Officer of the applicable Manulife-Affiliate entity adopting this Code.
Code Administrator	Code Administrator refers to the person (or persons) designated by the relevant Chief Compliance Officer to be primarily responsible for the day-to-day administration of the Code.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	17

Appendix A	Definitions of Italicized Code of Ethics Terms (Continued)
Direct Obligations of the Government of the US or UK

Any security directly issued or guaranteed as to principal or interest by the United States. Examples of direct obligations include Cash Management Bills, Treasury Bills, Notes and Bonds, and STRIPS. It is important to note that Federal National Mortgage Association (Fannie Mae), and Federal Home Loan Mortgage Corporation (Freddie Mac) Securities are not Direct Obligations of the Government of the United States.

Directed Obligations of the UK refers to the following list of Securities issued and guaranteed by the United Kingdom Treasury: Premium Savings Bonds, Index Linked Savings Certificates, Fixed Interest Savings Certificates, Guaranteed Equity Bonds, Capital Bonds, Children’s Bonus Bonds, Fixed Rate Savings Bonds, Income Bonds, and Pensioners Guaranteed Income Bonds. Refer to M&G Investment Management Ltd. SEC No-Action Letter (Sept. 10, 2002)

Ethics Oversight Committee	The Ethics Oversight Committee is an ad hoc or standing compliance committee composed of relevant Chief Compliance Officers and certain senior management.
Exempt Securities Accounts	With written approval from Code Administrator, a US-based Access Persons (and Household Family Members) subject to the Preferred Broker Requirement of Section 4.3 are permitted to maintain a Securities account with an entity other than with a Preferred Broker, if the Securities account can meet one of the following exemptions: (i) it contains only Securities that can’t be transferred; (ii) it exists solely for products or services that one of the Preferred Brokers cannot provide; (iii) it exists solely because your spouse’s or significant other’s employer prohibits external covered accounts; (iv) it is managed by a third-party registered investment adviser; (v) it is restricted to trading interests in 529 College Savings Plans; (vi) it is associated with an ESOP (employee stock option plan) or an ESPP (employee stock purchase plan); (vii) it is required by a direct purchase plan, a dividend reinvestment plan, or an Automatic Investment Plan with a public company in which regularly scheduled investments are made or planned; (viii) it is a Mutual Fund only account; (ix) it is required by a trust agreement; (x) it is associated with an estate of which the Access Person is the executor, but not a beneficiary, and involvement with the account is temporary; (xi) transferring the account would be inconsistent with other applicable rules; or (xii) other exception approved by the Code Administrator.
Fund(s)	Fund (or collectively Funds) means the John Hancock GA Mortgage Trust, John Hancock Private Placement Trust, and John Hancock GA Senior Loan Trust.
High Quality Short Term Debt Instrument	Any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized rating organization(e.g., S&P, Moody’s, Fitch, A.M. Best).
Household Family Member

An Access Person’s spouse, “significant other,” minor children, or other family member who also shares the same household with the Access Person. An Access Person’s “significant other” is defined as a person who (i) shares the same household with the Access Person; (ii) shares living expenses with the Access Person; and (iii) is in a committed personal relationship with the Access Person and there is an intention to remain in the relationship indefinitely.

The CCO or Code Administrator, after reviewing all the pertinent facts and circumstances, may determine, if not prohibited by applicable law, that an indirect Beneficial Interest over Securities held by members of the Access Person's Household Family Members does not exist or is too remote for purposes of the Code’s requirements.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	18

Appendix A	Definitions of Italicized Code of Ethics Terms (Continued)
Initial Public Offering	An offering of Securities registered under the U.S. Securities Act of 1933 (or comparable non-U.S. registration statute or regime), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the U.S. Securities Exchange Act of 1934 (or comparable non-U.S. compulsory reporting requirements).
Investment Club	A group of people who pool their assets in order to make joint decisions (typically a vote) on which Securities to buy, hold or sell.
Limited Offering	A Securities offering that is exempt from registration under the U.S. Securities Act of 1933, pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933, or equivalent foreign statute or regulation. Also known as a private placement Security (e.g., private investment funds, “hedge funds,” limited partnerships, etc.)
GA/MAM—PM Associate	GA/MAM—PM Associates are: (i) any person meeting the definition of Access Person; (ii) any partner, officer, director (or other person occupying a similar status or performing similar functions) of HCIM; (iii) an employee of HCIM; (iv) any person who provides investment advice on behalf of HCIM and is subject to the supervision and control of HCIM; (v) certain Manulife Affiliate persons who engage, directly or indirectly in HCIM’s investment advisory activities; (vi) any General Account Investments or Manulife Asset Management Private Markets Group persons of MAML; and (vii) any other person who the Code Administrator deems a GA/MAM—PM Associate.[15]
Manulife	Manulife Financial Corporation
Manulife Affiliate	All persons or entities controlled by Manulife.
Mutual Fund

(a)       Any U.S. registered open-end investment management company (i.e., mutual fund); or

(b)       a Canadian or foreign regulated mutual fund (UCITs etc.) which meets the following 4 requirements: (i) redemption on demand at the net asset value of fund shares, (ii) forward pricing reflecting the net asset value of fund shares, (iii) daily calculation of the fund’s net asset value in a manner consistent with principles and rules adopted under the Investment Company Act of 1940, and (iv) absence of a secondary market. Refer to SEC No-Action Letter, Manufacturers Adviser Corp., Sept. 10, 2002.

No Direct or Indirect Control Over Account	Purchases, sales or dispositions of Securities over which a person has no direct or indirect influence or control (e.g., a "blind trust" or certain managed accounts which the Access Person has obtained from the Code Administrator a written exemption).
Personal Trading & Reporting System	The web-based reporting and certification system used by the firm to facilitate compliance with certain periodic reporting and pre-clearance obligations imposed under the Code (a.k.a., PTCC). Access Persons not provided with access to the PTCC will make reports, disclosures, and certifications in an alternate method as directed by the Code Administrator.
Pre-Clearable Security	All Securities except those Securities listed on APPENDIX B of the Code as exempt from the preclearance requirements of the Code.

15 In reliance on the Prudential SEC no-action letter, the Code Administrator or Chief Compliance Officer may include in the definition of “GA/MAM—PM Associate” any person of a Manulife Affiliate who is engaged, directly or indirectly in HCIM’s investment advisory activities.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	19

Appendix A	Definitions of Italicized Code of Ethics Terms (Continued)
Preferred Brokers	A current list of the firm’s Preferred Brokers can be found on the Personal Trading & Reporting System website or by contacting the Code Administrator. Refer to Section 4.3 for further information regarding the Preferred Broker requirements. See also available exemptions outlined in the “Exempt Securities Accounts” definition of this APPENDIX A.
Pro Rata Discretionary Transactions	Purchases or other acquisitions or dispositions of Securities resulting from the discretionary exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of the issuer. (e.g., discretionary participation in takeovers, rights & tender/exchange offerings)
Reportable Security	All Securities except those Securities listed as exempt from the Initial and Annual Holdings Report Quarterly Transaction Report requirements on APPENDIX B of the Code. and
Related Pre-Clearable Security	For an equity Security, the Same Pre-Clearable Security would include all other equity or debt securities of the same issuer or, other instrument whose value is derived from the value of the issuer’s credit, equity, or debt Securities (e.g., options, futures, forwards or other derivatives). Also a Related Same Pre- Clearable Security would include a separate Security that is convertible into, exchangeable for, or otherwise confers a right to purchase the Security or a Related Pre-Clearable Security listed above.
Security (Securities)	A “security” as defined by Section 1(1) of the Ontario Securities Act, the Hong Kong Securities and Futures Ordinance, Section 3(a)(10) or the Investment Advisers Act of 1940. Examples include but are not limited to: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, mutual funds, closed-end funds, unit investment trusts, REITS, ETFs, commodity funds, broker cds, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, security-based swap, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any “security” (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privileged entered into on a national securities exchange related to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing. References to a Security also includes any warrant for, option in, or “security” or other instrument immediately convertible into or whose value is derived from that “security” and any instrument or right which is equivalent to that “security.” The definition of Security applies regardless of the registration status or domicile of registration of the Security (i.e., the term Security includes both private placements/limited partnership interests and publicly-traded securities as well as domestic and foreign Securities). For purposes of this Code, the definition of Securities also includes other instruments and interests labeled as reportable on APPENDIX B of this Code.
Securities Laws	The Securities Laws include various domestic and foreign securities-related laws, statutes and rules/regulations that govern the firm’s investment management activities and includes: Ontario Securities Act, UK Financial Services Authority regulations, the Securities and Futures Ordinance of Hong Kong, Securities and Futures Act (Singapore), the Securities Act of 1933 (US), the Securities Exchange Act of 1934 (US), the Sarbanes-Oxley Act of 2002 (US), the Investment Company Act of 1940 (US), the Investment Advisers Act of 1940 (US), Title V of the Gramm-Leach-Bliley Act (US), and the Bank Secrecy Act (US) (as it applies to funds and investment advisers).

***

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	20

APPENDIX B Securities Reporting & Pre-Clearance General Account/MAM—Private Markets COE	Reportable Security: Initial and Annual Holdings Reports	Reportable Security: Quarterly Transaction Reports	Pre-Clearable Security?

Unless otherwise indicated on this chart, (i) all Securities positions must be reported initially and annually thereafter, (ii) all Securities transactions must receive advance pre-clearance approval, and

(iii) all Securities transactions must be reported quarterly.

(italicized terms are defined in the Code)

	Does the Access Person need to report the following types of Securities holdings?	Does the Access Person need to report transactions in the following types of Securities?

Does the Access Person need to obtain pre-clearance approval prior to transacting in the following types of Securities?

Note: Level 3 Access Persons are only required to obtain preclearance approval for transactions involving IPOs and Limited Offerings.

Government Securities
Direct Obligations of the Government of the US or UK	No	No	No
State, Province or Municipal Bonds	Yes	Yes	Yes
Direct Obligations of the Governments of Canada, Japan, Germany, France or Italy	Yes. However, Canadian-based persons do not report.	Yes. However, Canadian-based persons do not report.	No—All
Money Market Instruments/Commodities/Currency
Bankers Acceptances	No	No	No
Bank Certificates of Deposit	No	No	No
Brokerage Certificates of Deposit	Yes	Yes	No
Commercial Paper	No	No	No
High Quality Short-Term Debt Instruments	No	No	No
Repurchase Agreements	No	No	No
Money Market Funds (including Money Market Affiliated Mutual Funds)	No	No	No
Physical Commodities and Options and Futures on Commodities (not commodity ETFs or closed-end funds)	No	No	No
Foreign and Domestic Currency Holdings/ Transactions (including currency options and futures)	No	No	No

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	21

APPENDIX B Securities Reporting & Pre-Clearance (Continued) General Account/MAM—Private Markets COE	Reportable Security: Initial and Annual Holdings Reports	Reportable Security: Quarterly Transaction Reports	Pre-Clearable Security?

Unless otherwise indicated on this chart, (i) all Securities positions must be reported initially and annually thereafter, (ii) all Securities transactions must receive advance preclearance approval, and (iii) all Securities transactions must be reported quarterly.

(italicized terms are defined in the Code)

	Does the Access Person need to report the following types of Securities holdings?	Does the Access Person need to report transactions in the following types of Securities?

Does the Access Person need to obtain pre-clearance approval prior to transacting in the following types of Securities?

Note: Level 3 Access Persons are only required to obtain pre- clearance approval for transactions involving IPOs and Limited Offerings.

IPOs / Private Placements / Limited Offerings
IPOs (Note: Prohibited for Access Person Level 1)	Yes	Yes	Yes (note: IPOs have a special preclearance link in PTCC)
Private Placements/Private Funds/Limited Offerings	Yes	Yes	Yes (note: Private Placements/ Private Funds/ Limited Offerings have a special pre-clearance link in PTCC)
Issuer Event Transactions / Automatic Investment Plans

Involuntary Issuer Transactions and Holdings

(stock dividends, stock splits/reverse splits, or other similar reorganizations or distributions, call of a debt security, and spin-offs of shares to existing holders)

	Yes	Yes	No

Issuer Pro Rata Discretionary Transactions/Elections (purchases or other acquisitions or dispositions resulting from the discretionary exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of Securities of such issuer) (e.g., discretionary participation in takeovers, rights & tender/exchange offerings)

	Yes	Yes

Yes. Pre-clearance approval for discretionary elections should be sought by manually phoning or emailing the Code Administrator directly. It is important to contact Code

Administration directly to avoid having your request improperly rejected by PTCC.

Automatic Investment Plans

(a program in which regular periodic purchases or withdrawals are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation)

(for Mutual Funds AIPs Refer to below)

	Yes. You must add up all of the Plan transactions for the year and reflect the activity on the Annual Holdings Report	No. You do not need to report automatic (nondiscretionary) Plan transactions on the Quarterly Transaction Report

No, however, transactions that override the automatic preset schedule (discretionary purchases

/sales, discretionary changes in individual security selection) must be pre-cleared. Note: You do not need to pre-clear a change to your money contribution level into a Plan.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	22

APPENDIX B Securities Reporting & Pre-Clearance (Continued) General Account/MAM—Private Markets COE	Reportable Security: Initial and Annual Holdings Reports	Reportable Security: Quarterly Transaction Reports	Pre-Clearable Security?
Unless otherwise indicated on this chart, (i) all Securities positions must be reported initially and annually thereafter, (ii) all Securities transactions must receive advance pre-clearance approval, and (iii) all Securities transactions must be reported quarterly. (italicized terms are defined in the Code)	Does the Access Person need to report the following types of Securities holdings?	Does the Access Person need to report transactions in the following types of Securities?

Does the Access Person need to obtain pre-clearance approval prior to transacting in the following types of Securities?

Note: Level 3 Access Persons are only required to obtain preclearance approval for transactions involving IPOs and Limited Offerings.

Issuer Event Transactions / Automatic Investment Plans
Dividend Reinvestment Plan Automatic Transactions	Yes	No	No
Issuer Direct Stock Plan Automatic Transactions	Yes	No	No
Issuer Direct Stock Plan Non-Automatic Transactions (discretionary transactions)	Yes	Yes	Yes. A pre-cleared transaction instruction is valid until executed by the Plan.
Investment Company Securities
Closed-End Investment Companies	Yes	Yes	Yes
Exchange Traded Funds (ETFs) and Exchange Traded Notes	Yes	Yes	Yes, however, Broad-Based ETFs do not need to be pre-cleared (Refer to definition in Code)
Money Market Funds (including Money Market Affiliated Mutual Funds)	No	No	No
Mutual Funds* (non-affiliated)	No	No	No
* Affiliated Mutual Funds	Yes	Yes	No
* Affiliated Mutual Funds interests held by or through the Manulife Registered Pension Plan (RPS), Manulife Registered Retirement Savings Plan (RRSP), John Hancock Unified 401k Plan, other employer-sponsored retirement plan, 529/RESP plan, or any other account.	Yes	Yes, however do not report automatic transactions/rebalanc es (in accordance with a predetermined schedule/ allocation) on the Quarterly Transaction Report	No
* Affiliated Mutual Funds held through a variable (annuity or life) insurance product separate account/unit investment trust	Yes (report Affiliated Mutual Fund unit values)	Yes, however do not report automatic transactions/rebalanc es (in accordance with a predetermined schedule/ allocation) on the Quarterly Transaction Report	No

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	23

APPENDIX B Securities Reporting & Pre-Clearance (Continued) General Account/MAM—Private Markets COE	Reportable Security: Initial and Annual Holdings Reports	Reportable Security: Quarterly Transaction Reports	Pre-Clearable Security?

Unless otherwise indicated on this chart, (i) all Securities positions must be reported initially and annually thereafter, (ii) all Securities transactions must receive advance pre-clearance approval, and

(iii) all Securities transactions must be reported quarterly.

(italicized terms are defined in the Code)	Does the Access Person need to report the following types of Securities holdings?	Does the Access Person need to report transactions in the following types of Securities?

Does the Access Person need to obtain pre-clearance approval prior to transacting in the following types of Securities?

Note: Level 3 Access Persons are only required to obtain pre-clearance approval for transactions involving IPOs and Limited Offerings.

Employee Compensation Instruments
MFC Shares in the MFC Global Share Ownership Plan (GSOP)	Yes	Purchases— No Sales—Yes

Purchases—No. No pre-clearance of purchases or any instruction to purchase.

Sale Event—Yes. You must pre-clear any instruction to sell MFC GSOP shares. A pre-cleared sale instruction is valid until executed by the GSOP.
Allocation Changes—No. No preclearance of changes to GSOP contribution allocations.

MFC Restricted Share Units (RSU), Deferred Share Units (DSU), or Performance Share Units (PSU)	No	No	No
Options Acquired from MFC or Other Public Company Employer as Part of Employee Compensation (MFC Solium Account options)	Yes	Yes

Grants— No. You do not need to preclear a MFC option grant but do need to report the grant in your quarterly transaction report.

Exercising Options —Yes. You do need to pre-clear a sale or exercise of these employment-related options.

Employer Phantom Stock/Phantom Option Interest (granted as compensation to employee, only employer can redeem interest and interest is non-transferrable)	No	No	No
Gifts / Blind Trusts / Managed Accounts
Gifts, Inheritances, or Donations of Reportable Securities (received or given)	Yes	Yes	Giving Gifts—No so long as no value is received in exchange for the gift of Securities.
Receiving Inheritances and Gifts—No

No Direct or Indirect Control Over Account

(Securities held in, purchased/sold for an account where a person does not have direct or indirect influence or investment/ proxy voting control, e.g., Blind Trusts, Certain Managed Accounts)

	No*	No*

No*

*However, you must report initial and annual holdings in (as well as pre-clear and report quarterly transactions for) a Managed Account unless a specific written exemption is granted from the

Code Administrator.

Complete definitions for italicized terms may be found in APPENDIX A of the Code.	24